January 20, 2006


      Mail Stop 4561

Mr. Thomas C. Staples
Chief Financial Officer
Winthrop Residential Associates I, a Limited Partnership
7 Bulfinch Place
Suite 500
P.O. Box 9507
Boston, MA 02114-9507

      Re:	Winthrop Residential Associates I, a Limited Partnership
		Form 10-KSB and 10-KSB/A for the year ended December 31,
2004
		Filed March 31, 2005 and 11/29/05
      File No. 000-10272

Dear Mr. Staples:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 1